Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 – 75026 of TransTechnology Corporation on Form S- 8 of our report dated October 1, 2003 (June 21, 2004 as to Note 8) appearing in this Annual Report on Form 11-K of TransTechnology Corporation Retirement Savings Plan for the year ended March 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
September  1,  2004